UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

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     On January 30, 2007, Phoenix Technologies Ltd. sent the following letter to its stockholders:
January 30, 2007
Dear Stockholders:
Vote Your BLUE Proxy Today
Reject the Ramius Group
     Your vote for the February 14, 2007 Annual Meeting is very important. Phoenix Technologies Ltd. (“Phoenix” or the “Company”) is facing a proxy fight being waged by a group calling itself the Ramius Group. The Ramius Group is attempting to elect their own director nominees to your Board in opposition to nominees recommended by your Board’s nominating committee. The Ramius Group has made proposals to acquire the Company at prices below where the Company is currently trading. We believe the Ramius Group’s nominees have a single, self-serving agenda — to promote a sale of Phoenix to the Ramius Group at a price which your Board believes is unfairly low and which would give most of the value of the Company to the Ramius Group. As explained below, we strongly urge stockholders to reject the Ramius Group’s solicitation and to support your Board and management.
     At this critical time, it is very important that every shareholder vote. Please vote the BLUE proxy form today, supporting your Board.
The Ramius Group’s Self-Serving Agenda
     The agenda of the Ramius Group could not be clearer — in their proxy material, the Ramius Group states:
“The Ramius Nominees, if elected, will... take those steps that they deem are necessary or advisable to facilitate the consummation of a sale of the Company to Admiral Advisors, an affiliate of Ramius Capital, or one of its other affiliates.”
     If the Ramius Group’s nominees were to be elected to your Board they would pursue the sale of Phoenix to an affiliate of the Ramius Group. They are not presenting a strategic plan or suggestions to improve the Company’s performance. They are not saying that the strategic plan currently adopted by your Board and being successfully implemented by the Company’s new management team is the wrong plan. The only objective of the Ramius Group nominees is to seek to acquire the Company at a price that your Board believes is inadequate, and that would give most of the value of Phoenix to the Ramius Group.
     We do not believe it is in the best interest of all stockholders to have one-third of your Board controlled by directors seeking to advance their interests and the interests of their sponsors at the expense of all of the Company’s other shareholders.
Don’t Let the Ramius Group Take Away Your Upside
     Over the past six months, the Ramius Group has made various proposals to acquire the Company. The initial proposal was contained in a letter dated July 5, 2006, in which a Ramius Group affiliate proposed to acquire Phoenix at a price of $5.05 per share. After considering this proposal in good faith, your Board decided that it undervalued the Company and rejected it. Apparently agreeing that this offer was too low, the Ramius Group has recently made a number of other proposals to acquire Phoenix, at prices ranging from $5.25 to $5.35 per share.
     Your Board has considered all of the Ramius Group’s offers in good faith, and after lengthy deliberation determined that these offers do not represent fair value for the Company. Your Board has rejected the Ramius Group’s proposal because we are confident in the Company’s potential to yield significantly more value to stockholders than the proposed offer. It should be noted that the closing price of Phoenix on January 29, 2007 was $6.26, 19% above the Ramius Group’s most recent proposal.
     You should also be aware that in July of last year, your Board appointed a strategy committee to investigate and recommend alternatives for the Company’s ownership. We also retained Savvian Advisors, LLC as an advisor to assess strategic alternatives and present the Company to prospective strategic and financial buyers who were encouraged to make offers to acquire the Company. Your Board remains very committed to act in the best interests of the Company and all of its shareholders, but is not willing to allow the Company to be acquired at a price which does not fairly value the Company.
     In December 2006, your Board concluded that the strategic plan of the new management team, led by Woody Hobbs, represented the best value for stockholders. Our confidence in this management team has been rewarded in the increased value of the Company’s stock, which has risen from $5.05 per share at the time Woody Hobbs joined the Company, to $6.26 per share on January 29, 2007, an increase of 24%.
A New Team and a New Direction
     We have taken affirmative steps to change the direction of Phoenix. The Board itself has been revamped, with half of the Board having been appointed in the last two years — two new directors were appointed in 2006 and one new director was appointed in 2005. Your Board has also sought to improve business practices and has overseen the retention of a new management team. In September of 2006, Woody Hobbs joined the Company as President and CEO. Woody recently completed the successful turnaround and sale of Intellisync to Nokia. Woody was joined in October, 2006 by Rich Arnold as EVP, Strategy and Corporate Development and Chief Financial Officer, and Dr. Gaurav Banga as Chief Technology Officer.
     Our new management team has:
•	Reduced expenses in line with revenues.

•	Returned the focus of the Company to its core business by:
•	Eliminating fully paid-up license sales ; and

•	Eliminating an unprofitable enterprise applications business and associated go-to-market infrastructure.
•	Developed a new vision and plan to dramatically increase the Company’s value by:
•	Creating a new architecture to extend core business and capitalizing on market opportunity;

•	Taking advantage of market opportunity, and tailwinds like Vista, multi-core, and new high function chipsets; and

•	Solving problems that are persistent across the hundreds of millions of installed PCs.
•	Begun successful execution on our approved strategic plan.
We are Seeing Results
     We are encouraged by the progress that has been made. Below are some of the highlights of the results we are seeing.
•	Financial
•	Revenues are above internal plans (though guidance was not given for Q1).

•	Revenues in the first quarter of ’07 increased by 17% over previous quarter.

•	Gross margins increased 36% over the previous quarter.

•	Net loss on a GAAP basis was reduced from $14.3 million in the fourth quarter to $8.0 million in the first quarter.

•	New revenue contracts have been signed at higher ASPs.

•	Expenses are below internal plans.

•	There has been a dramatic reduction of operating loss.
•	Customers and Partners
•	Relationships with major ecosystem players have been materially improved.

•	Rigorous product pricing/deal terms including first re-monetization of fully paid up license customers.

•	Rationalization of service revenues.

•	Senior management is engaged with customers directly.

•	Market is recognizing the importance of our systems software layer and using our existing ‘stack’ in new ways.

•	We have made new customer penetration at major OEMS.
Your Board has Confidence in Phoenix’s Potential
     Your Board’s overriding objective is to build and enhance stockholder value. After considering many options and alternatives, your Board has confidence in the Company’s potential to yield significantly more value to stockholders than the Ramius Groups’ proposed offer. The Ramius Group’s nominees admit that their interests on the Board will be to pursue a sale of the Company to the Ramius Group. Your Board believes that such an agenda is fundamentally inconsistent with the role of the Board to act in the interests of all shareholders rather than a select group. Accordingly, your Board strongly and unanimously urges you to reject the Ramius Group and vote to elect directors who will act on behalf of all of the Company’s shareholders. You can support your Board and management by voting your BLUE proxy today.
     Thank you for your continued support.

On Behalf of the Board of Directors,
/s/ David S. Dury
David S. Dury
Chairman

Sign, Date and Return
the BLUE Proxy Form Today.

Important!
1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE proxy card.

Please vote each BLUE proxy card you receive since each account must be voted separately.

2.	We urge you NOT to sign any White proxy card sent to you by the Ramius Group, even as a sign of protest.

3.	Even if you have sent a White proxy card to the Ramius Group, you have every right to change your vote. You may revoke that proxy, and vote as recommended by management by signing, dating and mailing the enclosed BLUE proxy card in the enclosed envelope.

4.	If your shares are held in the name of a broker, you must return a vote to your broker in order for your shares to be voted. Your broker cannot vote your shares on your behalf without your instruction. Please return your BLUE proxy form to your broker or vote in accordance with the instructions on the enclosed form.
If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO. at (800) 662-5200.